Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (“Agreement” or the “Asset Purchase Agreement”) is made and entered into as of this 5 day of January 2024 (the “Execution Date”), by and between HEALIOS K.K. (“Buyer”), on the one hand, and Athersys, Inc., ABT Holding Company, Advanced Biotherapeutics, Inc., and ReGenesys, LLC, each of which is organized in the state of Delaware, and ReGenesys BVBA, a company organized in Belgium (collectively, “Sellers” and, together with Buyer, the “Parties”), each Seller will become a debtor and debtor in possession in voluntary chapter 11 cases (the “Bankruptcy Cases”) to be filed (the date of such filing, the “Petition Date”) in the United States Bankruptcy Court for the Northern District of Ohio (the “Bankruptcy Court”).

RECITALS

A.	Sellers were in the business of developing and manufacturing stem cell technologies for the treatment of disease (the “Business”).

B.

Sellers wish to sell to Buyer, pursuant to section 363 of Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”), substantially all of Sellers’ assets heretofore used in connection with or arising out of the operation of the Business, all at the price and on the other terms and conditions specified in detail below and Buyer wishes to so purchase and acquire such assets from Sellers.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.	Transfer of Assets.

1.1

Purchase and Sale of Assets. On the Closing Date, as hereinafter defined, in consideration of the covenants, representations and obligations of Buyer hereunder, and subject to the conditions hereinafter set forth, Sellers shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Sellers free and clear of all liens, claims, interests and encumbrances whatsoever to the maximum extent permitted by law, Sellers’ right, title and interest in and to those assets and properties, interests and rights of any kind or nature, whether real, personal, tangible or intangible, used in connection with the operation of the Business and existing as of the Execution Date and as of the Closing Date, including, without limitation, the following (collectively, excluding the Excluded Assets (as defined in Section 1.2 below), the “Purchased Assets”):

1.1.1

Contracts. Each Seller’s right, title and interest in and to the contracts, leases, orders, purchase orders, licenses, contracts, agreements and similar arrangements described on Schedule 1.1.1 attached to this Agreement and incorporated herein by this reference, and that may be subsequently added or removed from such schedule in accordance with the terms of the Sellers’ motion to approve the Sale (collectively, the “Contracts”). All Contracts that constitute executory contracts as that term is used in section 365 of the Bankruptcy Code are “Executory Contracts.”

1.1.2.

Personal Property. All of those items of equipment and tangible personal property owned by any of Sellers and heretofore used in connection with the Business, including, without limitation, all such furniture, vehicles, machinery, equipment, tools, spare parts, computers, fixtures and furnishings and other items of tangible personal property listed or described in Schedule 1.1.2 attached to this Agreement and incorporated herein by this reference (collectively, the “Personal Property”). As used herein, the Personal Property does not include the Inventory (as defined below). The Personal Property shall also expressly exclude any equipment or other tangible property held by any Sellers pursuant to a Contract where Buyer does not assume the underlying Contracts relating to such personal property at the Closing (as defined herein), and the foregoing is deemed to be an Excluded Asset (as defined below).

1.1.3.

Inventory. All supplies, goods, materials, work in process, inventory and stock in trade owned and held by any Sellers for use in connection with the operation of the Business (collectively, the “Inventory”) including, without limitation, the supplies of master cell bank, working cell bank, and Multistem doses listed on Schedule 1.1.3(a) and the process equipment, manufacturing supplies, media and research tools listed on Schedule 1.1.3(b).

1.1.4.

Intellectual Property. All Intellectual Property owned or held by any Seller to the extent heretofore used in connection with the Business, together with all books and records associated with such Intellectual Property and all royalties, fees, income, payments and other proceeds to any Seller with respect to such Intellectual Property, such intellectual property to include, but not be limited to, the patents, patent applications listed on Schedule 1.1.4(a), and any other patents or applications that are parents, counterparts, divisionals, or otherwise related thereto; all Trademarks, including, without limitation, the trademark registrations listed on Schedule 1.1.4(b) as well as any common law trademark rights and goodwill associated with the Business; the copyright registrations listed on Schedule 1.1.4(c) and all other unregistered copyrights owned or held by any Seller; the trade secret rights listed on Schedule 1.1.4(d) and any other trade secret rights or knowhow owned or held by any Seller associated with the Business. For purposes of this Agreement, “Intellectual Property” means all intellectual or proprietary rights of Sellers, which may exist or be created under the law of any jurisdiction in the world, including all: (a) rights associated with works of authorship, including exclusive exploitation rights, mask work rights, copyrights, and moral and similar attribution rights; (b) Trademarks (as defined below), trade dress, and design rights; (c) proprietary rights in internet domain names, IP addresses, and social media and third-party website handles, pages, and accounts including the access information for the same; (d) trade secret rights including formulas, recipes, and ingredients lists; (e) patents, industrial design and other industrial property rights; (f) rights in or relating to any and all pending applications, registrations, goodwill, issuances, provisionals, reissuances, continuations, continuations-in-part, revisions, substitutions, reexaminations, renewals, extensions, combinations, divisions, and reissues of, and applications for, any of the foregoing rights and all common law rights; and (g) rights to prosecute, sue, enforce, or recover or retain damages, costs, or attorneys’ fees with respect to the past, present and future infringement, misappropriation, dilution, unauthorized use or disclosure, or other violation of any of the foregoing. For purposes of this Agreement, “Trademarks” means any and all trade names, corporate names, logos, slogans, taglines, trade dress, trademarks, service marks, and other source or business identifiers and general intangibles of a like nature, and common law rights, as well as trademark and service mark registrations and applications therefor, and all goodwill associated with the foregoing, whether protected, created, or arising under the laws of the United States (including common law) or any other jurisdiction or under any international convention.

1.1.5.

Intangible Property. All intangible personal property owned or held by any Seller to the extent heretofore used in connection with the Business, but in all cases only to the extent of such Seller’s interest and only to the extent transferable, together with all books, records and like items pertaining to the Business, including, without limitation, the goodwill of the Business, catalogues, supplier and customer lists and other customer databases, correspondence with present or prospective customers and suppliers, advertising materials, software, including (i) any and all computer programs (consisting of sets of statements or instructions to be used directly or indirectly in a computer in order to bring about a certain result), including, without limitation, all source code and object code, and related documentation, (ii) all associated data and compilations of data, and (iii) all design documents, flow charts, user manuals and training materials used to design, plan, organize and develop any of the foregoing, and telephone exchange numbers identified with the Business and any right, title and interest of Sellers in and to those items described on Schedule 1.1.5 attached hereto and incorporated herein by this reference (collectively, the “Intangible Property”). As used in this Agreement, Intangible Property shall in all events exclude (i) any materials containing privileged communications or information about employees, disclosure of which would violate an employee’s reasonable expectation of privacy and any other materials which are subject to attorney-client or any other privilege (except materials relating to the prosecution of and obtaining intellectual property rights), and (ii) any software or other item of intangible property held by Sellers pursuant to a license or other Contract where Buyer does not assume the underlying Contract relating to such intangible personal property at the Closing, and the foregoing is deemed to be an Excluded Asset (as defined below).

1.1.6.

Accounts Receivable. All accounts and notes receivable (whether current or non-current, including billed and unbilled), in each case to the extent arising out of the operation of the Business and listed on Schedule 1.1.6 attached hereto (collectively, the “Accounts Receivable”).

1.1.7.

Regulatory Proceedings, Permits and Approvals. All regulatory applications, approvals, and / or permits (“Regulatory Proceedings”) issued to or held by any Seller in any country of the world to the extent transferrable, including, without limitation, the regulatory applications listed on Schedule 1.1.7 and all cross-reference rights associated with any such applications.

1.1.8.

Studies. All in vitro, in vivo, non-clinical and/or clinical studies (“Studies”) currently or formerly performed by or for any Seller, including, without limitation, the studies listed on Schedule 1.1.8 and all data and biological material associated any such study unless such clinical study, data, or biological material is subject to an Executory Contract not assumed by Buyer.

1.1.9.

Documents. To the extent permitted by applicable law, all documents as of the Closing that are primarily used in, held for use in or intended to be used in, or that primarily relate to, the Purchased Assets, the Assumed Liabilities (as defined herein), or the Business, including all documents related to products of any Seller, research and development, Intellectual Property, supplier lists, records, literature and correspondence. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall not include any information, documents or materials of any kind that are subject to third party privacy rights that preclude the transfer. Notwithstanding anything to the contrary, except as to documents related to the prosecution or obtaining of Intellectual Property, none of the Purchased Assets shall include any information, documents or materials of any kind that are (i) subject to attorney-client or attorney- client work product or similar privileges (including, for the avoidance of doubt, any of the foregoing that relate to the negotiation of this Agreement or the preparation for the filing of the Bankruptcy Cases), or (ii) subject to third party privacy rights that preclude the transfer.

1.1.10.

Claims, Etc. All claims, prepayments, warranties, guarantees, refunds, reimbursements, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature relating to or arising in connection with the operation or management of the Business, the Contracts or the Purchased Assets, including all preference or avoidance claims and actions of any of Sellers, including, without limitation, any such claims and actions arising under sections 544, 547, 548, 549, and 550 of the Bankruptcy Code (collectively, the “Claims”); provided that Buyer agrees to waive and not to pursue any such preference or avoidance claims and actions.

1.2.	Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the Purchased Assets shall exclude all of the following (collectively, the “Excluded Assets”):

1.2.1.	Sellers’ rights under this Agreement and all cash and non-cash consideration payable or deliverable to Sellers pursuant to the terms and provisions hereof;

1.2.2.	All cash deposits and prepaid items relating to or arising in connection with the operation of the Business;

1.2.3.	All cash and cash equivalents (including checking account balances, certificates of deposit and other time deposits and petty cash) and marketable and other securities on hand as of the Closing Date;

1.2.4.	All tax refunds, rebates, credits and similar items relating to or arising out of the operation of the Business and to any period, or portion of any period, on or prior to the Closing Date;

1.2.5.

All insurance policies, insurance proceeds, and other claims and causes of action with respect to or arising in connection with (A) any Contract which is not assigned to Buyer at the Closing, or (B) any item of tangible or intangible property not acquired by Buyer at the Closing;

1.2.6.

Any Contract to which any Seller is a party which is not listed or described on Schedule 1.1.1 or and that may be subsequently added or removed from such schedule in accordance with the terms of the Sellers’ motion to approve the Sale, including, without limitation, those supplier and other contracts specifically listed for greater certainty as being Excluded Contracts on Schedule 1.2.6, and any agreement or contract which is not assumable and assignable as a matter of applicable law (including, without limitation, any with respect to which any consent requirement in favor of the counter-party thereto may not be overridden pursuant to section 365 of the Bankruptcy Code) (collectively, the “Excluded Contracts”);

1.2.7.	All securities or equity interests, whether capital stock or debt, of any Seller or any other entity;

1.2.8.	All tax records, minute books, stock transfer books and corporate seal of each Seller;

1.2.9.

All funds advanced to Sellers under the Debtor-in-Possession Credit Agreement, dated January , 2024, by and among Sellers and Buyer (such agreement, the “DIP Credit Agreement” and the facility thereunder, the “DIP Facility”) as amended, supplemented, or otherwise modified from time to time and as approved by an interim or final order of the Bankruptcy Court (“DIP Order”);

1.2.10.	Any rights of Sellers under this Agreement or any ancillary agreements thereto to which Sellers are a Party, including rights related to the Purchase Price (as defined below);

1.2.11.

All rights of recovery, rights of set-off, rights of indemnity, contribution or recoupment, warranties, guarantees, rights, remedies, counter-claims, cross-claims and defenses related to any Excluded Liability (as defined herein);

1.2.12.

Any letters of credit or similar financial accommodations issued to any third party(ies) for the account of any Seller and any collateral therefor and other collateral deposits and prepaid items associated with the Purchased Assets;

1.2.13.	All rights, claims and causes of action of Sellers entirely unrelated to the Business or the Purchased Assets; and

1.2.14.	Those additional assets, if any, listed on Schedule 1.2.14 attached hereto and incorporated herein by this reference.

1.3.

Instruments of Transfer. The sale, assignment, transfer, conveyance and delivery of the Purchased Assets to Buyer shall be made by deeds, assignments, bill of sale, and other instruments of assignment, transfer and conveyance provided for in Article 3 below and such other instruments as may reasonably be requested by Buyer to transfer, convey, assign and deliver the Purchased Assets to Buyer.

2.	Consideration.

2.1.	Purchase Price.

2.1.1..	The consideration to be paid by Buyer to Sellers for the Purchased Assets (the “Purchase Price”) shall be an amount equal to Two Million Dollars ($2,000,000.00) in the form of a credit bid as provided for in the DIP Facility plus the payment of any applicable cure costs for Assumed Contracts to the extent the assumption and assignment of such Assumed Contracts has been approved by the Bankruptcy Court (the “Cure Costs”).

2.1.2..	The Purchase Price shall be paid as (i) (a) a credit bid of all Obligations (as defined in the DIP Credit Agreement) as of the Closing plus (b) cash in the amount equal to the unfunded portion of the DIP Facility as of the Closing (if applicable) and (ii) any agreed Cure Costs to be paid in cash. Overbid amounts, if any, that are to be paid according to the terms of an initial overbid must be, at minimum, equal to Two Million Dollars ($2,000,000) plus the Bid Protections (as defined below) plus Two Hundred and Fifty Thousand Dollars ($250,000) (such overbid, an “Acceptable Overbid”). The Parties agree that Buyer has the right to assign its right to credit bid or any portion of the Obligations to a newly formed acquisition vehicle affiliate of Buyer.

2.2.

Assumed Liabilities. Effective as of the Closing Date, Buyer shall assume only the following liabilities and obligations of Sellers: (i) all obligations of Sellers arising or accruing in connection with the Purchased Assets or the Assumed Contracts from and after the Closing Date, but excluding liabilities and obligations required to have been performed prior to Closing by Sellers or any obligations incurred by reason of facts attributable to an act or omission of Sellers that occurred prior to Closing; (ii) Cure Costs to be paid pursuant to the Sale Order (as defined below) as a condition to Sellers’ assumption and assignment of the Executory Contracts; and (iii) those additional liabilities and obligations set forth on Schedule 2.2 hereto (collectively, the “Assumed Liabilities”).

2.3.

Excluded Liabilities. Notwithstanding anything herein to the contrary, Buyer shall not assume, be obligated to pay, perform or otherwise discharge or in any other manner be liable or responsible for any liabilities of, or action against, Sellers or relating to the Business or the Purchased Assets, of any kind or nature whatsoever, whether absolute, accrued, contingent or otherwise, liquidated or unliquidated, due or to become due, known or unknown, currently existing or hereafter arising, matured or unmatured, direct or indirect, and however arising, whether existing on the Closing Date or arising thereafter as a result of any act, omission, or circumstances taking place prior to the Closing, other than the Assumed Liabilities (the “Excluded Liabilities”). For the avoidance of doubt, Buyer is not assuming, shall not assume and shall not be responsible for, and Sellers expressly retain, all liabilities of, or actions against, Sellers related to the Excluded Assets, whether such liabilities arise before or after the Closing Date.

2.4.

Purchase Price Allocation. Prior to the Closing Date, Buyer shall prepare and deliver to Sellers a schedule (the “Allocation Schedule”) allocating the Purchase Price among the various assets comprising the Purchased Assets in accordance with Treasury Regulation 1.1060-1 (or any comparable provisions of state or local tax law) or any successor provision. Any proposed changes by Sellers to the Allocation Schedule will be considered by Buyer provided they do not adversely impact Buyer’s tax position. Buyer and Sellers shall file or cause to be filed any and all forms (including U.S. Internal Revenue Service Form 8594), statements and schedules with respect to such allocation, including any required amendments to such forms, and both parties will not make any statement or take any position inconsistent with such allocation.

2.5.

Assumption and Assignment of Executory Contracts. Sellers shall provide timely and proper written notice of the hearing before the Bankruptcy Court to approve the sale of the Purchased Assets (the “Sale Hearing”) to all parties to any Assumed Contracts as set forth on Schedule 1.1.1 and take all other actions reasonably necessary to cause Executory Contracts to be assumed by Sellers and assigned to Buyer pursuant to section 365 of the Bankruptcy Code. At the Closing, Sellers shall assume and assign to Buyer the Executory Contracts that may be assigned by Sellers to Buyer pursuant to sections 363 and 365 of the Bankruptcy Code. Schedule 1.1.1 sets forth Sellers’ good faith estimate (on a vendor- by-vendor basis) as of the Execution Date of the amounts necessary to cure defaults, if any, with respect to each counterparty to any Executory Contracts, in each case as determined by Sellers based on Sellers’ books and records and good faith judgment. Notwithstanding anything herein to the contrary, Buyer shall have the right to notify Seller in writing of any Assigned Contract (as defined below) that it does not wish to assume as an Assigned Contract up to one (1) business day prior to Closing, and any such previously considered Assigned Contract that Buyer no longer wishes to assume shall be automatically deemed removed from Schedule 1.1.1 without any adjustment to the Purchase Price. In the case of any amendment by Buyer of the list of Executory Contracts, Sellers shall give notice to the other parties to any such Executory Contract to which such amendment relates.

3.	Closing Transactions.

3.1.	Closing Conference. The Closing of the transactions provided for herein (the “Closing”) shall take place at such place or places as the Parties may mutually agree upon.

3.2.

Closing Date. The Closing shall be held upon the earlier to occur of (such date, the “Closing Date”) (i) the second (2nd) business day following the satisfaction of the last of the conditions set forth in Sections 4.1 and 4.2 below, and (ii) April 1, 2024 (the “Outside Date”); provided, however, in the event the conditions to Closing have not been satisfied or waived by the Outside Date, then any Party who is not in default hereunder may terminate this Agreement. Alternatively, the Parties may mutually agree in writing (which may be via email) to an extended Closing Date (“Extended Closing Date”). Until this Agreement is terminated, the Parties shall diligently continue to work in good faith to satisfy all conditions to Closing and the transaction contemplated herein shall close as soon as such conditions are satisfied or waived but in no event later than the Outside Date or the Extended Closing Date (if agreed).

3.3.	Sellers’ Deliveries to Buyer at Closing. On the Closing Date, Sellers shall make the following deliveries to Buyer:

3.3.1.

An Assignment and Assumption of Contracts substantially in the form and content attached as Exhibit A hereto, duly executed by Sellers pursuant to which each Seller shall assign to Buyer such Seller’s respective right, title and interest, if any, in and to the Executory Contracts (the “Assignment of Contracts”).

3.3.2.

A Bill of Sale and Assignment, duly executed by Sellers in the form and on the terms of the bill of sale attached hereto as Exhibit B, pursuant to which each Seller shall transfer and assign to Buyer such Seller’s right, title and interest in and to the Purchased Assets (the “Bill of Sale”).

3.3.3.

An Assignment of Intellectual Property, duly executed by Sellers, in the form and content of the assignment of intellectual property attached as Exhibit C hereto, pursuant to which each Seller assigns to Buyer such Seller’s right, title and interest, if any, in and to the Intellectual Property (the “Assignment of Intellectual Property”).

3.3.4.

An Assignment of Intangible Property, duly executed by Sellers, in the form and content of the assignment of intangible property attached as Exhibit D hereto, pursuant to which each Seller assigns to Buyer such Seller’s right, title and interest, if any, in and to the Intangible Property (the “Assignment of Intangible Property”).

3.3.5.	A release in the form attached as Exhibit E hereto (the “Release”).

3.3.6.	A certificate, duly executed by an authorized representative of Sellers, with respect to the matters specified in Section 5.2.3.

3.3.7.	Any such other documents or other things reasonably contemplated by this Agreement to be delivered by Sellers to Buyer at the Closing.

3.4.	Buyer’s Deliveries to Sellers at Closing. On the Closing Date, Buyer shall make or cause the following deliveries to Sellers:

3.4.1.	Satisfaction of the DIP Facility according to its terms in a customary form acceptable to Buyer.

3.4.2.	A counterpart of the Assignment of Contracts, duly executed by Buyer.

3.4.3.

A list of the Assumed Liabilities, if any, in the form and content attached as Exhibit F hereto and incorporated herein by this reference, duly executed by Buyer (the “Assumption of Liabilities” and collectively with this Agreement, the Assignment of Contracts, the Bill of Sale, the Assignment of Intellectual Property, and the Assignment of Intangible Property, the “Transaction Documents”).

3.4.4.	A certificate, duly executed by an authorized representative of Buyer, with respect to the matters specific in Sections 5.1.4.

3.4.5.	Any such other documents or other things reasonably contemplated by this Agreement to be delivered by Buyer to Sellers at the Closing.

3.5.

Taxes Related to Purchase of Assets. All recording and filing fees and all federal, state and local sales, transfer, excise, value-added or other similar taxes, including all state and local taxes in connection with the transfer of the Purchased Assets, but excluding all income taxes based upon gain realized by Seller as a result of the sale of the Purchased Assets (collectively, “Transaction Taxes”), that may be imposed by reason of the sale, transfer, assignment and delivery of the Purchased Assets, and which are not exempt under section 1146(a) of the Bankruptcy Code, shall be paid by Seller. Buyer and Seller agree to cooperate to determine the amount of Transaction Taxes payable in connection with the transactions contemplated under this Agreement, and Buyer agrees to assist Seller reasonably in the preparation and filing of any and all required returns for or with respect to such Transaction Taxes with any and all appropriate taxing authorities. Each of Buyer and Seller shall provide the other with any exemption certificate or its equivalent to lawfully mitigate or eliminate Transaction Taxes that are not otherwise exempt under section 1146(a) of the Bankruptcy Code.

3.6.

Possession. Right to possession of the Purchased Assets shall transfer to Buyer on the Closing Date. Sellers shall transfer and deliver to Buyer on the Closing Date such keys, locks, passwords, two-factor authentication tokens, safe combinations and other similar items as Buyer may reasonably require to obtain possession and control of the Purchased Assets, and shall also make available to Buyer at their then-existing locations the originals of all hard-copy documents in Sellers’ actual possession (or the possession of its agents) that are required to be transferred to Buyer by this Agreement.

4.	Bankruptcy Matters

4.1.

Stalking Horse Bidder and Sale Process. Sellers have selected Buyer to serve, and Buyer has consented to its selection and service, collectively, as a “Stalking Horse Bidder,” whereby this Agreement shall serve as a base by which other offers for a potential Alternative Transaction (as defined below) may be measured and is subject to competing offers for an Alternative Transaction (as defined below) by way of the process for Acceptable Overbids contemplated by and more fully set forth in an order of the Bankruptcy Court approving a bid procedure (“Auction”) entered in accordance with this Agreement, including approving the Break- Up Fee and Expense Reimbursement provisions set forth (and defined) herein and otherwise in form and substance acceptable to Buyer in its sole discretion to be reasonably applied (“Bid Procedures Order”). Until the time bids are due in accordance with the Bid Procedures Order or, if a competing bid is submitted, until the conclusion of the Auction, Sellers are permitted to and to cause their representatives and affiliates to initiate contact with, solicit or encourage submission of any inquiries, proposals or offers by any person (in addition to Buyer and its affiliates and representatives) in connection with any Alternative Transaction (as defined below); provided, however, that until the date the Bankruptcy Court enters the Bid Procedures Order, Sellers agree that (a) they will not, and they will direct their agents, representatives, professionals, advisors, attorneys, employees, directors, officers, and affiliates not to, directly or indirectly, solicit or entertain offers from, negotiate with, or in any manner encourage, discuss, accept, or consider any proposal, agreements, or arrangements with any person or entity other than Buyer with respect to a possible sale, divestiture, or otherwise of any of the Purchased Assets of Sellers that could or would serve as a “stalking horse,” compete with the transactions contemplated by this Agreement as the “stalking horse,” potentially or actually replace Buyer as the “stalking horse” for some or all of the Purchased Assets, or otherwise interfere with the transactions contemplated by this Agreement prior to the date the Bankruptcy Court enters the Bid Procedures Order and (b) a breach of this provision shall be deemed a material breach of a covenant giving Buyer the right to terminate this Agreement (without any right to cure), and a cross-default of the DIP Credit Agreement; provided, further, that nothing shall prevent Seller from (a) entering into any confidentiality agreement or (b) providing access to information to any party that has entered into a confidentiality agreement. In addition, Sellers shall have the authority to respond to any inquiries or offers with respect to an Alternative Transaction and perform any and all other acts related thereto to the extent any such act is not in violation of the Bid Procedures Order, the Bankruptcy Code or this Agreement. “Alternative Transaction” means any transaction or series of transactions, whether a going concern sale, liquidation or otherwise, whether with one or more than one non-Debtor counterparty, that involves one or more direct or indirect sales, leases or other transfers of all or any portion of the Business or the Purchased Assets outside the ordinary course of business by any Seller or by Sellers to a transferee or transferees other than Buyer or any other transaction, including a plan of liquidation or plan of reorganization, that transfers or vests ownership of, economic rights to, or benefits in all or any portion of the Purchased Assets to any person other than Buyer.

4.2.	Break-Up Fee and Expense Reimbursement.

4.2.1.

As consideration for and as a material inducement to Buyer conducting its due diligence and entering into this Agreement, in the event that (i) Sellers close an Alternative Transaction, subject to Court approval; or (ii) this Agreement is terminated pursuant to Section 10.1(h) hereof, Buyer shall be entitled to receive (A) a break-up fee in the amount of Two Hundred Thousand Dollars ($200,000) to compensate Buyer for serving as the “stalking horse” and subjecting this Agreement to higher and better offers (“Break-Up Fee”) and (B) Buyer’s and its affiliates and each of their attorneys’, accountants’, investment bankers’ and representatives’ reasonable, documented fees and expenses actually incurred in engaging in due diligence, negotiating and preparing this Agreement and any ancillary agreements thereto, preserving and protecting Buyer’s rights and interests as Buyer in the Bankruptcy Cases, seeking approval of the Bid Procedures Order and the Sale Order, and seeking to consummate the Closing, capped at Three Hundred Thousand Dollars ($300,000) (“Expense Reimbursement”), each of which shall be payable at the time of any Alternative Transaction. The Break-Up Fee and the Expense Reimbursement collectively are referred to herein as the “Bid Protections.”

4.2.2.

Buyer and Sellers acknowledge and agree that (a) they have expressly negotiated the provisions of this 4.2.2 and the payment of the Break-Up Fee and the Expense Reimbursement are integral parts of this Agreement, (b) in the absence of Seller’s obligations to make these payments, Buyer would not have entered into this Agreement, and (c) the Bid Protections (i) are actual and necessary costs of preserving Sellers’ bankruptcy estates, within the meaning of section 503(b) of the Bankruptcy Code, and (ii) shall, subject to the provisions of the Bid Procedures Order, constitute allowed superpriority administrative expense claims against Sellers’ bankruptcy estates pursuant to sections 105(a), 503(b) and 507(a)(2) of the Bankruptcy Code and shall have priority over and shall not be subordinate to any other superpriority administrative expense claims or administrative expense claims against Sellers other than the DIP Superpriority Claims, DIP Liens, and Carve-Out (each as defined in the DIP Order).

4.2.3.

Sellers acknowledge and agree that the entities comprising Sellers shall be jointly and severally liable for the entire Break-Up Fee and Expense Reimbursement payable by Sellers pursuant to this Agreement.

4.4.4.

The obligations of Seller to pay the Break-Up Fee or the Expense Reimbursement, if any, shall survive termination of this Agreement. The right, if any, to pursue payment of the Break-Up Fee and Expense Reimbursement shall be deemed earned upon entry of the Bid Procedures Order and shall be payable by Sellers upon the closing of an Alternative Transaction from the proceeds from such Alternative Transaction and concurrently with any other payments or distributions being made from the proceeds of such Alternative Transaction, including professionals retained in the Bankruptcy Cases or other administrative claimants in the Bankruptcy Cases; provided that the obligation, if any, to pay the Break-Up Fee and/or Expense Reimbursement shall be subordinate to payments of any amounts due under (a) the Carve Out for (i) professional fees and (ii) other expenses provided for under the DIP Facility and (b) the DIP Facility for principal amounts of up to Two Million Dollars ($2,000,000) plus all interest, fees, expenses and other amounts in the DIP Facility approved by the DIP Order.

4.2.5.	Bankruptcy Court Milestones. Sellers shall comply with the following timeline (collectively, the “Bankruptcy Court Milestones”):

(i)

No later than one (1) business day following the Petition Date, Sellers shall have filed with the Bankruptcy Court a combined motion seeking entry of (A) the Bid Procedures Order and (B) an order seeking approval of the sale, the assumption and assignment of certain executory contracts and/or unexpired nonresidential real property leases, the auction process, the designation of Buyer as “stalking horse” bidder, and the Break-Up Fee and the Expense Reimbursement as allowed superpriority administrative expense claims in the Bankruptcy Cases pursuant to sections 503(b)(1) and 507(a)(2) of the Bankruptcy Code, which Bid Protections shall be payable to Buyer within one (1) business day following the closing of a sale of the Purchased Assets to a party other than Buyer or its affiliate pursuant to the terms of this Agreement (“Sale Order”). On the same day, Sellers shall file a motion for approval of the DIP Facility (“DIP Motion”) that shall request interim approval by the Bankruptcy Court of the DIP Facility be granted within five (5) days of the submission of the DIP Motion and that final approval of the DIP Facility be granted within thirty (30) days of the submission of the DIP Motion.

(ii)

No later than thirty (30) calendar days following the Petition Date, Seller shall obtain entry by the Bankruptcy Court of the Bid Procedures Order, including obtaining Bankruptcy Court approval of the Expense Reimbursement and the Break-Up Fee.

(iii)	No later than sixty (60) calendar days following the Petition Date, the Auction shall have been completed in accordance with the Bid Procedures Order.

(iv)

No later than seventy (70) calendar days following the Petition Date, Seller shall obtain entry by the Bankruptcy Court of the Sale Order and such order shall be in full force and effect and not reversed, modified or stayed.

(v)	The Closing shall be completed no more than eighty-five (85) days following the Petition Date.

4.2.6.	Entry of Bid Procedures Order and Sale Order:

(a)

Sellers shall seek entry of the Bid Procedures Order, the Sale Order, and any other necessary orders by the Bankruptcy Court to consummate the Closing following the execution of this Agreement consistent with the Bankruptcy Court Milestones, subject to the terms of the Bid Procedures Order and entry of the Sale Order. Buyer and Sellers understand and agree that the transaction is subject to approval by the Bankruptcy Court. Buyer agrees that it will promptly take such actions as are reasonably requested by Sellers to assist in obtaining entry of the Bid Procedures Order and the Sale Order, including a finding of adequate assurance of future performance by Buyer, including by furnishing affidavits or other documents or information for filing with the Bankruptcy Court for the purposes, among others, of providing necessary assurances of future performance by Buyer under this Agreement and demonstrating that Buyer is a “good faith” purchaser under section 363(m) of the Bankruptcy Code. In the event that the Bid Procedures Order or the Sale Order shall be appealed by any person (or a petition for certiorari or motion for reconsideration, amendment, clarification, modification, vacation, stay, rehearing or reargument shall be filed with respect to any such order), Sellers and Buyer will reasonably cooperate (taking into account the Outside Date provided for herein) in determining and pursuing the response to any such appeal, petition or motion, and Sellers (to the extent Sellers have adequate funding available therefor) and Buyer shall use their commercially reasonable efforts to obtain an expedited resolution of any such appeal, petition or motion.

(b)

Sellers shall file such motions or pleadings as may be appropriate or necessary to: (A) assume and assign the Assumed Contracts; and (B) subject to the consent of Buyer, determine the amount of the Cure Costs (as defined in the Bid Procedures Order).

(c)

Sellers and Buyer shall cooperate concerning the Bid Procedures Order, the Sale Order, any other orders of the Bankruptcy Court relating to the transactions contemplated by this Agreement and the bankruptcy proceedings in connection therewith, and Sellers shall provide Buyer with draft copies of all applications, pleadings, notices, proposed orders and other documents relating to such proceedings within a reasonable amount of time, which in all cases shall be at least one (1) day in advance of the proposed filing date, so as to permit Buyer sufficient time to review and comment on such drafts, and, with respect to all provisions that impact Buyer or relate to the transactions contemplated by this Agreement, such pleadings and proposed orders shall be in form and substance reasonably acceptable to Buyer. Sellers shall use commercially reasonable efforts to give Buyer reasonable advance notice of any hearings regarding the motions required to obtain the issuance of the Bid Procedures Order and the Sale Order.

5.	Conditions Precedent to Closing.

5.1.

Conditions to Sellers’ Obligations. Sellers’ obligation to make the deliveries required of Sellers at the Closing and otherwise consummate the transactions contemplated herein shall be subject to the satisfaction or waiver by Sellers of each of the following conditions:

5.1.1.	All of the representations and warranties of Buyer contained herein shall continue to be true and correct at the Closing in all material respects.

5.1.2.	Buyer shall have executed and delivered to Sellers the Assignment of Contracts, the Assumption of Liabilities and such other documents required to be delivered pursuant to Section 3.4.

5.1.3.	Buyer shall have delivered, or shall be prepared to deliver to Sellers at the Closing, the Purchase Price.

5.1.4.

Buyer shall have delivered to Sellers appropriate evidence of all necessary entity action by Buyer in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Buyer’s Board of Directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Buyer of this Agreement; and (ii) a certificate as to the incumbency of those officers of Buyer executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

5.1.5.

No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction and no law shall be in effect which prohibits the transactions contemplated herein.

5.1.6.

Buyer shall have substantially performed or tendered performance of each and every material covenant on Buyer’s part to be performed which, by its terms, is required to be performed at or before the Closing.

5.1.7.	The Bankruptcy Court shall have entered the Bid Procedures Order and Sale Order and the Sale Order shall be unstayed, final, non-appealable and in full force and effect as of the Closing Date.

5.2.

Conditions to Buyer’s Obligations. Buyer’s obligation to make the deliveries required of Buyer at the Closing and otherwise consummate the transactions contemplated herein shall be subject to the satisfaction or waiver by Buyer of each of the following conditions:

5.2.1.

All of the representations and warranties of Sellers contained herein shall continue to be true and correct in all material respects at the Closing, disregarding any materiality, material adverse effect or similar qualifiers.

5.2.2.

Sellers shall have performed in all material respects each and every covenant on Sellers’ part to be performed which, by its terms, is required to be performed or capable of performance at or before the Closing.

5.2.3.

Sellers shall have executed on behalf of themselves and the bankruptcy estates and delivered to Buyer the Release of all pre-Closing Date claims (including, for the avoidance of doubt, prepetition and post-petition claims) and the Release shall have been approved by the Bankruptcy Court.

5.2.4.

Sellers shall have executed and be prepared to deliver to Buyer the Assignment of Contracts, the Assumption of Liabilities, the Bill of Sale, the Assignment of Intellectual Property and the Assignment of Intangible Property and such other documents required to be delivered pursuant to Article 3 of this Agreement.

5.2.5.	Sellers shall have delivered or shall be prepared to deliver to Buyer at the Closing, all other documents reasonably required of Sellers to be delivered at the Closing.

5.2.6.

No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions (including, without limitation, any action for a temporary restraining order or preliminary or permanent injunction) contemplated by this Agreement, or seeking to obtain substantial damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction and no law shall be in effect which prohibits the transactions contemplated herein.

5.2.7.

The Bankruptcy Court shall have entered the Bid Procedures Order and Sale Order in form and substance reasonably acceptable to Buyer, and the Sale Order shall be unstayed, final, non-appealable and in full force and effect as of the Closing Date.

5.2.8.

Without consideration of the filing of the Bankruptcy Cases or any defaults that may arise as a result thereof, there shall not have been any event causing a material adverse effect on (i) the condition (financial or otherwise), business, properties, assets, or results of operations of the Business as it is conducted as of the Petition Date or (ii) the ability of Sellers to perform their obligations under this Agreement or the Transaction Documents in material compliance with the terms hereof or the other Transaction Documents or to consummate the transactions contemplated by this Agreement (a “Seller Material Adverse Effect”); provided that, there shall be no Seller Material Adverse Effect if Sellers are in compliance under the DIP Facility and no default has been declared thereunder.

5.2.9.	The Bankruptcy Court shall have approved the DIP Facility and there shall have been no default or event of default under the terms of the DIP Facility or any DIP Order.

5.2.10.

Any Hart-Scott-Rodino filing or waiting periods which may be applicable to the sale have expired or have been terminated or waived and all other governmental and regulatory approvals, if any, shall have been obtained.

5.2.11.

Sellers shall have delivered to Buyer appropriate evidence of all necessary entity action by each of Sellers in connection with the transactions contemplated hereby, including, without limitation: (i) certified copies of resolutions duly adopted by Sellers’ respective Board of Directors approving the transactions contemplated by this Agreement and authorizing the execution, delivery, and performance by Sellers of this Agreement; and (ii) a certificate as to the incumbency of those officers of Sellers executing this Agreement and any instrument or other document delivered in connection with the transactions contemplated by this Agreement.

5.2.12.

Sellers shall have met all the Bankruptcy Court Milestones set forth in Section 4.2.5 of this Agreement except as may otherwise be agreed between Sellers and Buyer in writing (which may be via electronic mail).

5.3.

Waiver of Conditions. Any waiver of a condition shall be effective only if such waiver is stated in writing and signed by the waiving Party; provided, however, that the consent of a Party to the Closing shall constitute a waiver by such Party of any conditions to Closing not satisfied as of the Closing Date.

6.	Sellers’ Representations and Warranties. Sellers hereby represent and warrant to Buyer as of the Execution Date and as of the Closing Date, that:

6.1.

Organization, Standing and Power. Sellers are duly organized, validly existing and in good standing under the laws of the states of their respective organization set forth in the preamble to this Agreement. Sellers have all requisite entity power and authority to own, lease and, subject to the provisions of the Bankruptcy Code applicable to debtors in possession, operate its properties, to carry on Sellers’ business as now being conducted. Subject to entry of the Sale Order, Sellers have the power and authority to execute, deliver and perform this Agreement and each of the other Transaction Documents to which it is or will be a party.

6.2.

Validity and Execution. This Agreement has been duly executed and delivered by Sellers and, upon entry of the Sale Order, will constitute the valid and binding obligation of Sellers enforceable against each of Sellers in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws (whether statutory, regulatory or decisional), now or hereafter in effect, relating to or affecting the rights of creditors generally or by equitable principles (regardless of whether considered in a proceeding at law or in equity).

6.3.

No Conflict. Subject to the entry of the Sale Order and to Sellers’ knowledge, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Sellers do not and will not as to each of Sellers: (i) conflict with or result in a breach of the articles of incorporation, by-laws or operating agreement, as applicable, of Sellers; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which any Seller is a Party or by which Buyer or its assets or properties may be bound.

6.4.

Title to the Purchased Assets. As of the Closing Date, subject to the filing of the Bankruptcy Cases and the entry of the Sale Order by the Bankruptcy Court, Sellers shall deliver to Buyer good and marketable title to all of the Purchased Assets free and clear of all liens, claims, interests and encumbrances whatsoever to the maximum extent provided by law, other than the Assumed Liabilities and, other than the Assumed Liabilities, all such liens, claims, interests and encumbrances shall be extinguished upon the Closing as to the Purchased Assets.

6.5.	Intellectual Property.

6.5.1.

To the best knowledge of any Seller, Schedules 1.1.4(a), 1.1.4(b) and 1.1.4(c) set forth a complete and accurate list, as of the Execution Date, of (i) each item of registered Intellectual Property in which any Seller has an ownership interest of any nature (whether exclusively, jointly with another person or otherwise), (ii) the jurisdiction in which each such item of registered Intellectual Property has been registered or filed and the applicable registration or serial number, and (iii) any other person that has an ownership interest in each such item of registered Intellectual Property and the nature of such ownership interest.

6.5.2.

To the best knowledge of any Seller, Schedule 6.5.1 sets forth (i) a complete and accurate list, as of the Execution Date of all material Contracts pursuant to which Seller obtains the right to use any Intellectual Property owned by third parties (“Acquired Intellectual Property”), and (ii) all material Contracts pursuant to which Seller grants to any other person the right to use any Intellectual Property. To the best knowledge of any Seller, Sellers do not have knowledge of and have not received any written notice from any person alleging infringement, misappropriation or any other violation of any Acquired Intellectual Property rights or challenging the validity, enforceability, use or ownership of any Acquired Intellectual Property or Sellers’ interest in any Acquired Intellectual Property. To the best knowledge of any Seller, all Acquired Intellectual Property is fully transferable, alienable and licensable by Sellers, in each case without restriction and without payment of any kind to any third party, other than payments that are not material in nature.

6.5.3.

To the best knowledge of any Seller, Sellers own, or have valid licenses or rights to use, all Intellectual Property that is necessary to operate the Business as currently conducted, except where the failure to so own, or to have any such license or right, would not reasonably be expected to result in a Seller Material Adverse Effect. To the best knowledge of any Seller, Sellers have not received from any third party a claim in writing that any of Sellers is infringing, in any material respect, the intellectual property rights of such third party, except as otherwise disclosed in Schedule 6.5.3.

6.6.

Contracts. As of the Execution Date, other than as set forth on Schedule 6.6, neither Sellers nor, to the best knowledge of any Seller, any other party to any of the Assumed Contracts has commenced any action against any of the parties to the Assumed Contracts or given or received any written notice of any material default or violation under any Assumed Contract that was not withdrawn or dismissed, except only for those defaults that will be cured in accordance with the Sale Order (or that need not be cured under the Bankruptcy Code to permit the assumption and assignment of the Assumed Contracts). Seller has not assigned, delegated or otherwise transferred to any third party any of its rights or obligations with respect to any such Assumed Contract. Assuming due authorization, execution, delivery and performance by the other Parties thereto, each of the Assumed Contracts is, or will be at the Closing, after payment of any Cure Cost, valid, binding and in full force and effect against Seller, except as otherwise set forth on Schedule 6.6.

6.7.

Related Party Transactions. Except as set forth on Schedule 6.7, (a) no officer, director or executive committee member of any Seller or any member of their immediate family or any affiliate of any Seller is a party to any Assumed Contract, or has any material business arrangement with, or has any material financial obligations to or is owed any financial obligations from, any Seller, (b) to the best knowledge of any Seller, none of the foregoing parties have any cause of action or other claim whatsoever against or related to the Purchased Assets and (c) to the best knowledge of any Seller, Sellers do not have any direct or indirect business arrangement with or financial obligation to the foregoing parties.

6.8.

Regulatory Proceedings and Studies.  To the best knowledge of any Seller, Schedule 1.1.7 sets forth a complete and correct list of all Regulatory Proceedings and Schedule 1.1.8 sets forth a complete list of all Studies currently conducted by Sellers in connection with the Business. To the best knowledge of any Seller, Sellers hold all permits necessary for the operation of the Regulatory Proceedings and the Studies, including all such permits required by or relating any Governmental Authority relating to the Regulatory Proceedings and Studies (“Permits”), and all such Permits are in full force and effect, and have at all times during the last three (3) years been in substantial compliance with the terms of such permits. To the best knowledge of any Seller, Sellers are not presently in material default under any of such Permits or other similar authority. Sellers have the following documents on file and other records, which are available  for Buyer’s review: (1) true and complete copies of all such Permits and approvals; and (2) true and complete copies of any and all notices, demands and correspondence that specifically affect and relate to the Regulatory Proceedings. To the best knowledge of any Seller, Sellers are operating in compliance with all Permits; any applications for renewal necessary to maintain any Permit in effect have been filed; and no legal proceeding is pending or, to the best knowledge of any Seller, threatened in writing to revoke, suspend, limit or adversely modify any Permit.

6.9.

Legal Proceedings. Except (i) as set forth on Schedule 6.9, and (ii) for the Bankruptcy Cases, there is no claim, action, suit, complaint, charge, hearing, or other legal proceeding of any nature pending or, to best knowledge of any Seller, threatened against or by such Seller, (I) relating to or affecting the Purchased Assets or the Assumed Liabilities, (II) if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect, (III) in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement, or (IV) that affects the execution and delivery by Sellers of this Agreement and the other Transaction Documents to which Sellers are or will be a party.

6.10.

Data Privacy. To the best knowledge of any Seller, in connection with their collection, storage, transfer, and/or use of any personal information or any loss, theft or unauthorized access thereof, Sellers are and, during the last three (3) years, have been in compliance in all material respects with applicable laws including, HIPAA and other privacy laws (including, as applicable the European General Data Protection Regulation). To the best knowledge of any Seller, neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated herein, will violate any written privacy policy of Sellers. Sellers have commercially reasonable security measures in place to protect all personal information collected by any of them from and against unauthorized access, use or disclosure in accordance with applicable law.

6.11.

Insurance. Since the Petition Date, Sellers have given in a timely manner to their insurers all material notices required to be given under their insurance policies with respect to all of the claims and actions covered by insurance, and to the best knowledge of any Seller, no insurer has denied coverage of any such claims or actions. To the best knowledge of any Seller, Sellers have not received any written notice from any such insurance company canceling or amending any of such insurance policies in a manner that is materially adverse to Sellers.

6.12.

Sellers’ Knowledge. References in this Agreement to “the best knowledge of any Seller” or “Sellers’ knowledge” means, upon reasonable investigation utilizing available resources, the knowledge at the time of the Closing of Kasey Rosado, Sellers’ Interim CFO and/or the knowledge of the independent contractors identified on Schedule 8.1 through the conclusion of their respective consulting agreements with Sellers. No constructive or imputed knowledge shall be attributed to any such individual by virtue of any position held, relationship to any other person, or for any other reason.

7.	Buyer’s Warranties and Representations. Buyer hereby represents and warrants to Sellers as of the Execution Date and as of the Closing Date, that:

7.1.

Organization,  Standing  and  Power.     Buyer  is  a  Kabushiki  Kaisha     (株式会社)duly organized, validly existing and in good standing under the laws of Japan. Buyer has all requisite entity power and authority to own, lease and operate its properties, to carry on its business as now being conducted and to execute, deliver and perform this Agreement and each of the other Transaction Documents to which Buyer is or will be a party.

7.2.

No Conflict. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized. The execution and delivery of this Agreement, the consummation of the transactions herein contemplated, and the performance of, fulfillment of and compliance with the terms and conditions hereof by Buyer do not and will not: (i) conflict with or result in a breach of the articles of incorporation of Buyer or, if applicable, other organizational documents or agreements of Buyer; (ii) violate any statute, law, rule or regulation, or any order, writ, injunction or decree of any court or governmental authority; or (iii) violate or conflict with or constitute a default under any agreement, instrument or writing of any nature to which Buyer is a Party or by which Buyer or its assets or properties may be bound.

7.3.

“AS IS” Transaction. Buyer hereby acknowledges and agrees that, except only as provided in Article 6 above or as expressly provided in any other Transaction Document, Sellers make no representations or warranties whatsoever, express or implied, with respect to any matter relating to the Purchased Assets (including, without limitation, income to be derived or expenses to be incurred in connection with the Purchased Assets, the physical condition of the Purchased Assets, the value of the Purchased Assets (or any portion thereof), the transferability of the Purchased Assets or any portion thereof, the terms, amount, validity, collectability or enforceability of the Accounts Receivable or any Assumed Liabilities or Contract, the merchantability or fitness of the Personal Property, the Inventory or any other portion of the Purchased Assets for any particular purpose, whether the assignment of any Contract without the consent of the counterparties thereto or any Contract would constitute a breach or default under such Contract. Without in any way limiting the foregoing, Sellers hereby disclaim any warranty (express or implied) of merchantability or fitness for any particular purpose as to any portion of the Purchased Assets. Buyer further acknowledges that Buyer has conducted an independent inspection and investigation of the physical condition of all portions the Purchased Assets and all such other matters relating to or affecting or comprising the Purchased Assets and/or the Assumed Liabilities as Buyer deemed necessary or appropriate and that in proceeding with its acquisition of the Purchased Assets, Buyer is doing so based solely upon such independent inspections and investigations. Accordingly, except only for the representations set forth in Section 6 above or as expressly provided in any other Transaction Document, Buyer will accept the Purchased Assets at the Closing “AS IS,” “WHERE IS,” and “WITH ALL FAULTS.”

8.	Employee Matters.

8.1.

Buyer shall not assume, and Sellers shall retain, any liability or obligation whatsoever of Sellers relating to any employee benefit plans (including those benefit plans subject to the Employee Retirement Income Security Act of 1974, as amended). Except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and any similar state law, Buyer shall have no obligation or responsibility for any claims for health, accident, sickness, and disability benefits that are incurred prior to or on the Petition Date by any employees or their eligible dependents, both before and after the Closing Date. Prior to the Closing Date, Sellers shall be solely responsible for complying with the WARN Act, if applicable, and any and all obligations under other applicable laws requiring notice of plant closings, relocations, mass layoffs, reductions in force or similar actions (and for any failures to so comply), in any case, applicable to employees as a result of any action by Sellers or any of their affiliates prior to the Closing Date. Schedule 8.1 hereto sets forth certain independent contractors for Athersys, Inc.

8.2.

Nothing in this Agreement is intended to confer on any entity or individual who is not a party to this Agreement any rights whatsoever. This Article 8 shall not constitute an amendment to any employee benefit plan maintained by Buyer or a Seller, create any third-party beneficiary rights, or inure to the benefit of or be enforceable by, any employee or any person representing the interests of employees. Nothing in this Agreement is intended to restrict Buyer’s ability to make an offer of employment to any former employee of Sellers.

9.	Covenants.

9.1.	Covenants of Sellers.

9.1.1.	Commercially Reasonable Best Efforts.

(a)

Sellers shall use commercially reasonable best efforts in the Bankruptcy Cases to remove any and all liens, claims, encumbrances, and interests associated with the Purchased Assets; provided, however, that for any Purchased Asset(s) in the possession or control of a third party, Sellers shall only be required to use commercially reasonable efforts to deliver such Purchased Asset(s) free and clear of all liens, claims, encumbrances, and interests to the extent provided in the Sale Order.

(b)

From and after the Closing, Sellers shall take such further actions, and execute, acknowledge and deliver all documents, as may be reasonably necessary or appropriate to sell, transfer, convey, assign and deliver fully to Buyer and its successors or permitted assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be assumed by Buyer under this Agreement, and to otherwise make effective or evidence the transactions contemplated by this Agreement. Notwithstanding anything to the contrary herein, Sellers shall not at any time be obligated to execute any document or take any action that would (i) in any material respect increase Sellers’ obligations beyond those set forth in the other provisions of this Agreement, or (ii) result in Sellers incurring any material cost or expense beyond those set forth in or contemplated by the other provisions of this Agreement.

9.1.2.

Adequate Assurances. From and after the Execution Date until the earlier to occur of (i) the Closing and (ii) the termination of this Agreement (such period, the “Interim Period”), Sellers shall use commercially reasonable efforts to (except as may be disclosed to Buyer and subject to restrictions on Sellers arising by reason of their being debtors in bankruptcy) (i) obtain all necessary consents, waivers, authorizations and approvals required to be obtained by Sellers in connection with the execution, delivery and performance by them of this Agreement, (ii) take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement, and (iii) maintain the Purchased Assets substantially in the ordinary course of business. The Parties acknowledge and Agree that the Schedules to this Agreement are incomplete as of the Execution Date and Sellers agree to use commercially reasonable efforts in full cooperation with Buyer to substantially complete the Schedules in advance of the Closing Date.

9.1.3.

Access to Properties and Documents. During the Interim Period and after the Closing, Sellers shall afford to Buyer, and to the accountants, counsel and representatives of Buyer, reasonable access during normal business hours to all documents (other than those comprising exclusively Excluded Assets) of Sellers relating to the Purchased Assets and the Assumed Liabilities. During the Interim Period, upon reasonable prior notice, Sellers shall also afford Buyer reasonable access, taking into account Sellers’ resources and other commitments, during normal business hours, to all Purchased Assets, and to Seller’s executive officers, accountants, counsel, employees and other representatives. Sellers shall retain all Documents (to the extent not transferred to Buyer as part of the Purchased Assets) after the Closing until the earlier of (i) six (6) months, and (ii) the closing or other termination of the Bankruptcy Cases, and if Sellers at any time (including in connection with the closing or other termination of the Bankruptcy Cases) determine to dispose of any documents, Seller shall give Buyer reasonable advance notice of such disposal and allow Buyer to make copies or take possession of such documents.

9.1.4.

Conduct of Business of Sellers. From the Execution Date until the Closing Date or, if earlier, the termination of this Agreement, except as otherwise consented to in writing by Buyer or as otherwise prohibited by the Bankruptcy Code, Sellers agree that they shall:

(a)	use commercially reasonable efforts to conduct the Business in a manner consistent with the recent operation of the Business prior to the Petition Date;

(b)	use commercially reasonable efforts to maintain all of the tangible Property in its current condition, reasonable wear and tear excepted;

(c)	not merge or consolidate with or into any legal entity, dissolve, liquidate, or otherwise terminate their existence (except for any affiliated foreign entities that are not material to the Business)

(d)

not take any action to invalidate or tarnish any of the Intellectual Property, fail to timely pay maintenance fees, abandon pending applications or otherwise negatively affect such Intellectual Property;

(e)

not sell, lease, assign, transfer or otherwise dispose of any material assets or properties that would be Purchased Assets if retained by Sellers at the Closing Date, other than Inventory and materials sold in a manner consistent with the ordinary course of the Business as it existed as of the Petition Date;

(f)	not assume, assign, reject, terminate or materially amend any Contracts outside the ordinary course of business;

(g)

keep in full force and effect present insurance policies, binders, contracts, and instruments; and not enter into, create, incur or assume any obligation, take any other action, or enter into any agreement with respect to any Purchased Assets or Assumed Liabilities, in any case which are other than in a manner consistent with the recent operation of the Business prior to the Petition Date.

9.1.5.

Restricted Activities. Except as required by applicable law or by order of the Bankruptcy Court or as otherwise expressly required by this Agreement or with the prior written consent of Buyer, Sellers shall not:

(a)	increase the level of compensation of any employee or increase the coverage or benefits available under any employee benefit plan;

(b)

subject any of the Purchased Assets to any lien, except for any lien secured and granted pursuant to the DIP Facility (or any other debtor in possession financing in the Bankruptcy Cases) or arising under applicable law and any lien that will be removed by the effect of the Sale Order or otherwise removed by Sellers at or prior to the Closing;

(c)

enter into any new Contract that limits or restricts in any material respect the conduct or operations of the Business, or that limits or restricts the use of the Acquired Intellectual Property or any other Intellectual Property in which Sellers have any interest or right;

(d)	modify, amend, supplement, transfer, or terminate any material Contract;

(e)	fail to make, or maintain in full force and effect, any filings or maintenance fees necessary to maintain the Intellectual Property in full force and effect;

(f)	make any new commitment with respect to capital expenditures that are material in amount; and

(g)	other than acquisitions and dispositions in the ordinary course, acquire, dispose of or transfer any material asset or material property.

9.1.6.	Notices of Certain Events. Each of Sellers, shall promptly notify Buyer of:

(a)

any written notice or other communication received by them from any person or entity alleging that the consent of such person or entity is or may be required in connection with the transactions contemplated by this Agreement;

(b)	any written notice or other communication received by it from any governmental authority in connection with the transactions contemplated by this Agreement;

(c)

any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 4.1 and Section 4.2 not to be satisfied; and

(d)

any failure of Sellers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 9.1.6 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

9.2.	Covenants of Buyer.

9.2.1.

Buyer shall use all commercially reasonable efforts to (i) obtain all consents and approvals of governmental authorities, and all other persons, required to be obtained by Buyer, if applicable, to effect the transactions contemplated by this Agreement, and (ii) take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or proper, consistent with applicable law, to consummate and make effective in an expeditious manner the transactions contemplated by this Agreement.

9.2.2.

Buyer shall, as of the Closing or, in respect of any Assumed Contract for which the Bankruptcy Court does not enter an order fixing the Cure Cost until after the Closing, then immediately following the entry of such order, cure any and all defaults under the Assumed Contracts as may be settled or ordered, including paying the applicable Cure Costs, which defaults are required to be cured under the Bankruptcy Code, so that such Assumed Contracts may be assumed by Seller and assigned to Buyer in accordance with the provisions of Section 365 of the Bankruptcy Code as may be settled or ordered.

9.2.3.

From and after the Closing, Buyer shall take such further actions, and execute, acknowledge and deliver all documents, as may be reasonably necessary or appropriate for Sellers to sell, transfer, convey, assign and deliver fully to Buyer and its successors or permitted assigns, all of the properties, rights, titles, interests, estates, remedies, powers and privileges intended to be assumed by Buyer under this Agreement, and to otherwise make effective or evidence the transactions contemplated by this Agreement and any ancillary agreements.

9.3.

Consents, Authorizations. Each Party will use commercially reasonable efforts (but, without any obligation to pay any consideration therefor or incur any material costs or expenses other than its share of any applicable filing fees) to obtain all consents, clearances, authorizations, orders and approvals of, and make all filings and registrations with, any governmental authority or any other person or entity required for or in connection with the consummation by it of the transactions contemplated on its part hereby and will cooperate reasonably with the others in assisting them to obtain such consents, clearances, authorizations, orders and approvals and to make such filings and registrations. No Party will intentionally take, or omit to take, any action, which action or omission will have the effect of materially delaying, impairing or impeding the receipt of any required consent, clearance, authorization, order or approval or the making of any required filing or registration. Buyer and Sellers shall mutually reasonably cooperate in all communications and strategies relating to any consent, clearance, authorization, the approval or the making of any required filing or registration, and any governmental authority inquiries in connection with the transactions contemplated by this Agreement. The Parties shall use commercially reasonable efforts to coordinate with respect to all such activities. This covenant shall survive the Closing Date and will remain in full force and effect.

9.4.

Wrong Pockets. From and after the Closing (a) if a Seller or any of their affiliates receives any right, property or asset that is a Purchased Asset, Seller shall promptly transfer, or cause its applicable affiliate to transfer, such right, property or asset to Buyer, and such asset will be deemed the property of Buyer held in trust by Seller for Buyer until so transferred and (b) if Buyer or any of its affiliates receives any right, property or asset that is an Excluded Asset, Buyer shall promptly transfer or cause its applicable affiliate to transfer, such right, property or asset to Seller, and such asset will be deemed the property of Seller held in trust by Buyer for Seller until so transferred.

9.5.

Disclosure Schedule Update. Between the Execution Date and the Closing Date, Sellers shall notify Buyer of, and shall promptly supplement or amend a Schedule to this Agreement with respect to, any matter of which Sellers’ senior management personnel become aware that (a) may arise after the Execution Date and that, if existing or occurring at or prior to the Execution Date, would have been required to be set forth or described in a Schedule to this Agreement or (b) makes it necessary to correct any information (including incomplete or missing information) in a Schedule or in any representation and warranty of Sellers that has been rendered inaccurate thereby. Each such notification or supplementation shall be made as promptly as reasonably practicable. No supplement or amendment to a Schedule (including delivery of previously incomplete or missing information) to this Agreement or any delivery of a Schedule after the Execution Date (unless expressly acknowledged and agreed by Buyer in its sole discretion, as a cure or modification) shall be deemed to cure any inaccuracy of any representation or warranty made in this Agreement or impair Buyer’s rights, if applicable, to terminate this Agreement pursuant to its terms.

10.	Termination.

10.1.	This Agreement may be terminated at any time before the Closing:

(a)	by mutual written consent of Sellers and Buyer;

(b)

by either Party if a court of competent jurisdiction or other governmental authority has issued a final, non-appealable order, decree or ruling or taken any other action which permanently restrains, enjoins or otherwise prohibits the DIP Facility or the sale;

(c)	by Buyer, if Sellers fail to meet any of the Bankruptcy Court Milestones set forth in Section 4.2.5 of this Agreement;

(d)	automatically if Sellers, or any Seller individually, agree to close or consummate an Alternative Transaction;

(e)

by Buyer if Sellers (or any Seller) withdraws or seeks to withdraw the Sale Motion or files or seeks to file any chapter 11 plan or other transactions seeking corporate reorganization or a sale of the Purchased Assets in any way that does not comply with the terms of this Agreement or would otherwise not result in the indefeasible payment in full of the DIP Facility;

(f)

by Buyer, as a result of an order of the Bankruptcy Court or otherwise, upon the appointment of a chapter 7 or chapter 11 trustee, receiver, examiner, or responsible officer with enlarged powers relating to the operation of the business of any of Sellers (powers beyond those set forth in sections 1106(a)(3) and (a)(4) of the Bankruptcy Code) in the Bankruptcy Cases;

(g)

by Buyer upon the reversal, modification, amendment, stay or, vacation of any order approving the DIP Facility or the sale, as entered by the Bankruptcy Court, without the prior written consent of Buyer;

(h)

by Buyer, if Sellers materially breach or are in default (unless such default or breach is capable of being cured and is actually cured within five (5) business days from of receipt of written notice of such breach or default by Seller) of this Agreement, the Sale Order, the DIP Facility or the DIP Order (including, without limitation, by exceeding any of the allowed variances in the budget set forth in the DIP Facility, failing to make a mandatory prepayment when due, violating any covenants set forth therein, or providing another entity with senior or pari passu liens on any of the Assets), or if Buyer is prohibited or restricted from credit bidding any portion of the funds advanced under the DIP Facility as part of the Purchase Price for the Assets; or

(i)

by Sellers, if Buyer materially breaches this Agreement or is in default of the condition precedent set forth in Section 5.1.6 (unless such default or breach is capable of being cured and is actually cured within five (5) business days from written notice of any breach or default by Buyer).

11.	Miscellaneous.

11.1.

Attorneys’ Fees. In the event that either Party hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Agreement, the prevailing Party in that action or proceeding shall be entitled to have and recover from the non-prevailing Party all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing Party may suffer or incur in the pursuit or defense of such action or proceeding.

11.2.

Reasonable Access to Records and Certain Personnel. In order to facilitate Sellers’ efforts to administer and close the Bankruptcy Cases, including the preparation of filings in the Bankruptcy Cases and state, local and federal tax returns and other filings, and reconciliation of claims filed in the Bankruptcy Cases, for a period of one year following the Closing Date, Buyer shall permit Sellers’ counsel and other professional advisors and counsel for any successor to Sellers and its respective professional advisors (collectively, “Permitted Access Parties”) reasonable access to the financial and other books and records relating to the Purchased Assets or the Business and the systems containing such information, books and records, which access shall include (i) the right of such Permitted Access Parties to copy or remove, as applicable, at such Permitted Access Parties’ expense, such documents and records as they may request in furtherance of the purposes described above, and (ii) Buyer’s copying and delivering to the relevant Permitted Access Parties such documents or records as they may request, but only to the extent such Permitted Access Parties furnish Buyer with reasonably detailed written descriptions of the materials to be so copied and the applicable Permitted Access Party reimburses Buyer for the reasonable costs and expenses thereof, and (iii) Buyer shall provide the Permitted Access Parties designated by Buyer (at no cost to the Permitted Access Parties) with reasonable access to representatives of Buyer during regular business hours and upon reasonable prior notice to assist Sellers and the other Permitted Access Parties in their post-Closing activities (including, without limitation, preparation of tax returns), provided that such access does not unreasonably interfere with Buyer’s business operations.

11.3.

Post-Closing Collection of Accounts Receivable. After the Closing Date, Buyer shall have the right and authority to collect for their own account all Accounts Receivable that are included in the Purchased Assets. Sellers shall promptly transfer and deliver to Buyer any cash or other property that such Sellers may receive in respect of such post-Closing Accounts Receivable that constitute a part of the Purchased Assets and any other amounts received by Sellers that constitute a part of the Purchased Assets for any period arising after the Closing Date.

11.4.

Notices. Unless otherwise provided herein, any notice, tender, or delivery to be given hereunder by any Party to the other may be effected by personal delivery in writing, or by registered or certified mail, postage prepaid, return receipt requested, by facsimile or by electronic mail, and shall be deemed communicated as of the date of mailing, facsimile transmission (with answer back confirmation of such transmission) or transmission of electronic mail. Mailed notices shall be addressed as set forth below, but each Party may change his address by written notice in accordance with this Section 11.4.

To Sellers:	Athersys, Inc. 1625 Rockwell Avenue Cleveland, OH 44114 Attn: Kasey Rosado Email: krosado@athersys.com

With a copy to:	McDonald Hopkins LLC 600 Superior Avenue, East, Suite 2100 Cleveland, OH 44114 Attn: Nicholas M. Miller Email: nmiller@mcdonaldhopkins.com

To Buyer:	HEALIOS K.K. Hibiya Mitsui Tower 12F 1-1-2 Yurakucho Chiyoda-ku Tokyo 100-0006 Japan Attn: Richard Kincaid Email: r.kincaid@healios.jp

With a copies to:

Morrison & Foerster LLP

250 West 55th Street

New York, NY, 10019-9601

Attn: Seth J. Kleinman, Adam Lewis

Email: skleinman@mofo.com; alewis@mofo.com

Maschoff Brennan LLP

15 W 26th St, 7th Floor

New York, NY 10010

Attn: Sherman Kahn Email: skahn@mabr.com

11.5.

Entire Agreement. This Agreement, the DIP Credit Agreement, and the documents to be executed pursuant hereto contain the entire agreement between the Parties relating to the sale of the Purchased Assets. Any oral representations or modifications concerning this Agreement or any such other document shall be of no force and effect excepting a subsequent modification in writing, signed by the Party to be charged.

11.6.	Modification. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by all the Parties hereto.

11.7.

Closing Date. All actions to be taken on the Closing pursuant to this Agreement shall be deemed to have occurred simultaneously, and no act, document or transaction shall be deemed to have been taken, delivered or effected until all such actions, documents and transactions have been taken, delivered or effected.

11.8.	Severability. Should any term, provision or paragraph of this Agreement be determined to be illegal or void or of no force and effect, the balance of this Agreement shall survive.

11.9.	Captions. All captions and headings contained in this Agreement are for convenience of reference only and shall not be construed to limit or extend the terms or conditions of this Agreement.

11.10.

Further Assurances. Each Party hereto will execute, acknowledge and deliver any further assurance, documents and instruments reasonably requested by any other Party for the purpose of giving effect to the transactions contemplated herein or the intentions of the Parties with respect thereto; provided that nothing herein shall be deemed to require any Party to execute or deliver any such further assurance, document or instrument to the extent that the same could in any material way increase the burdens, obligations or liabilities otherwise imposed upon such Party by this Agreement.

11.11.

No Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of other provisions, whether or not similar, nor shall any waiver constitute a continuing waiver. No waiver shall be binding unless executed in writing by the Party making the waiver.

11.12.

Brokerage Obligations. Except for the fees due and owing with respect to the engagement by Sellers of Outcome Capital, LLC (“Outcome”) as their investment banker, Sellers and Buyer each represent and warrant to the other that such Party has incurred no liability to any broker or agent with respect to the payment of any commission or other compensation regarding the consummation of the transaction contemplated herein. It is agreed that if any claims for commissions, fees or other compensation, including, without limitation, brokerage fees, finder’s fees, or commissions are ever asserted against Buyer or Sellers in connection with this transaction, all such claims shall be handled and paid by the Party whose actions form the basis of such claim and such Party shall indemnify, defend (with counsel reasonably satisfactory to the Party entitled to indemnification), protect and save and hold the other harmless from and against any and all such claims or demands asserted by any person, firm or corporation in connection with the transaction contemplated hereby; provided, however, that any transaction fee of Outcome shall be subject to Bankruptcy Court approval and shall be payable upon the Closing of the Sale pursuant to this Agreement or an Alternative Transaction.

11.13.

Payment of Fees and Expenses. Except as provided in Section 4.2.1 and Section 11.12 above, each Party to this Agreement shall be responsible for, and shall pay, all of its own fees and expenses, including those of its counsel, incurred in the negotiation, preparation and consummation of this Agreement and the transaction described herein.

11.14.	Survival. The respective representations and warranties of Buyer and Sellers under this Agreement shall lapse and cease to be of any further force or effect effective upon the Closing.

11.15.

Assignments. This Agreement shall not be assigned by any Party hereto without the prior written consent of the other Parties hereto, which consent the Parties may grant or withhold in their sole and absolute discretion; provided that, notwithstanding the foregoing, Buyer may assign this Agreement to a newly formed acquisition vehicle affiliate of Buyer.

11.16.

Binding Effect. Subject to the provisions of Section 11.15 above, this Agreement shall bind and inure to the benefit of the respective heirs, personal representatives, successors, and assigns of the Parties hereto.

11.17.

Applicable Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the state of Delaware, without regard to any conflicts of law principles. Any action, claim, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be brought solely in the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court). Each Party hereby irrevocably submits to the exclusive jurisdiction of the Bankruptcy Court (or any court exercising appellate jurisdiction over the Bankruptcy Court) in respect of any action, claim, suit or proceeding arising out of, based upon or relating to this Agreement or any of the rights and obligations arising hereunder, and agrees that it will not bring any action arising out of, based upon or related thereto in any other court; provided, however, that, if the Bankruptcy Cases are closed or dismissed, any action, claim, suit or proceeding arising out of, based upon or relating to this Agreement or the transactions contemplated hereby shall be heard and determined solely in a state or federal court located in the state of Delaware and any state appellate court therefrom within the state of Delaware. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION, CLAIM, SUIT OR PROCEEDING (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) BETWEEN THE PARTIES HERETO ARISING OUT OF, BASED UPON OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENTS OR THE NEGOTIATION, EXECUTION OR PERFORMANCE HEREOF OR THEREOF.

11.18.	Specific Performance. Each Party shall be entitled to seek the remedy of specific performance in the event of a breach by the other Party of this Agreement.

11.19.	Approval of the Bankruptcy Court. Notwithstanding anything herein to the contrary, any and all rights, interests or obligations under this Agreement are subject to approval of the Bankruptcy Court.

11.20.

Good Faith. All Parties hereto agree to do all acts and execute all documents required to carry out the terms of this Agreement and to act in good faith with respect to the terms and conditions contained herein before and after Closing.

11.21.

Construction. In the interpretation and construction of this Agreement, the Parties acknowledge that the terms hereof reflect extensive negotiations between the Parties and that this Agreement shall not be deemed, for the purpose of construction and interpretation, drafted by either Party hereto.

11.22.

Counterparts. This Agreement may be signed in counterparts. The Parties further agree that this Agreement may be executed by the exchange of email, facsimile or other electronic signature pages; provided that by doing so the Parties agree to undertake to provide original signatures as soon thereafter as reasonable in the circumstances.

11.23.	Time Is of the Essence. Time is of the essence in this Agreement, and all of the terms, covenants and conditions hereof.

11.24.

Public Announcements. Promptly after the execution and delivery of this Agreement, but subject to Sellers’ reporting obligations, the Parties may make a joint press release in form and substance reasonably satisfactory to both of them regarding the transactions contemplated herein. Thereafter, no Party shall make any press release or public announcement concerning the transactions contemplated by this Agreement without the prior written consent of another Party (such consent not to be unreasonably withheld, conditioned or delayed) unless a press release or public announcement is required by law or order of the Bankruptcy Court. If any such announcement or other disclosure is required by law or order of the Bankruptcy Court, the disclosing Party agrees to give the non-disclosing Party prior notice of, and an opportunity to comment on, the proposed disclosure. Notwithstanding anything to the contrary in this Section 11.24, Sellers shall be entitled to file this Agreement with the Bankruptcy Court and otherwise publicly announce the transactions contemplated herein in connection with the motion to approve the Bid Procedures Order and the Sale Order and other pleadings filed by Sellers in the Bankruptcy Cases and notices delivered to third parties as required herein or in furtherance of such transactions. Either party may disclose this Agreement to (i) its equity holders and lenders to the extent required by the provisions of any their bylaws, credit agreements and other pre-existing contractual obligations, and (ii) their officers, directors, advisors, accountants, attorneys, consultants and other professionals of Sellers.

11.25.

No Successor Liability. The Parties intend that upon the Closing, Buyer shall not and shall not be deemed to: (a) be a successor (or other such similarly situated party), or otherwise be deemed a successor, to Sellers, including, a “successor employer” for the purposes of the Bankruptcy Code, ERISA, or other applicable law; (b) have Liability or responsibility for any Liability or other obligation of Sellers arising under or related to the Purchased Assets other than as expressly set forth in this Agreement, including successor or vicarious liabilities of any kind or character, including any theory of antitrust, environmental, successor, or transferee liability, labor law, de facto merger, or substantial continuity (including under securities laws of any governmental authority); (c) have, de facto or otherwise, merged with or into Sellers; (d) be an alter ego or a mere continuation or substantial continuation of Sellers (and there is no continuity of enterprise between Buyer and Sellers), including, within the meaning of any foreign, federal, state or local revenue, pension, ERISA, COBRA, Tax, labor, employment, environmental, or other law, rule or regulation (including filing requirements under any such laws, rules or regulations), or under any products liability law or doctrine with respect to Sellers’ liability under such law, rule or regulation or doctrine; or (e) be holding itself out to the public as a continuation of Sellers or their estates.

[Signature pages follow]

In Witness Whereof, Buyer and Sellers have executed this Asset Purchase Agreement as of the day and year first above written.

BUYER:

HEALIOS K.K.

By:   /s/ Hardy Kagimoto

Name: Tadahisa “Hardy” Kagimoto

Title: Chairman & CEO

SELLERS:

Athersys, Inc.

By:  /s/ Kasey Rosado

Name: Kasey Rosado

Title: Interim Chief Financial Officer

ABT Holding Company

By: /s/ Kasey Rosado

Name: Kasey Rosado

Title: Interim Chief Financial Officer

Advanced Biotherapeutics, Inc.

By: /s/ Kasey Rosado

Name: Kasey Rosado

Title: Interim Chief Financial Officer

ReGenesys BVBA

By: /s/ Kasey Rosado

Name: Kasey Rosado

Title: Interim Chief Financial Officer

ReGenesys, LLC

By: /s/ Kasey Rosado

Name: Kasey Rosado

Title: Interim Chief Financial Officer

[Signature Page to Asset Purchase Agreement]

SCHEDULES

[To be attached]

Schedule 1.1.1            Contracts

Schedule 1.1.2            Personal Property

Schedule 1.1.3 (a)       Biological Material

Schedule 1.1.3(b)        Manufacturing Supplies, Media and Research Tools

Schedule 1.1.4(a)        Patents and Patent Applications

Schedule 1.1.4 (b)       Trademarks Schedule 1.1.4(c)    Copyrights

Schedule 1.1.5             Intangible Property

Schedule 1.1.6            Accounts Receivable

Schedule 1.1.7            Regulatory Proceedings

Schedule 1.1.8            Studies

Schedule 1.2.6            Excluded Assets and Excluded Contracts

Schedule 1.2.14          Additional Excluded Assets

Schedule 2.2               Assumed Liabilities

Schedule 6.5.3            Intellectual Property Claims

Schedule 6.7               Contract Claims

Schedule 6.9               Legal Proceedings

Schedule 8.1               Employees

EXHIBITS

Exhibit A         Assignment of Leases and Contracts

Exhibit B         Bill of Sale

Exhibit C         Assignment of Intellectual Property

Exhibit D         Assignment of Intangible Property

Exhibit E         Release

Exhibit F         Assumption of Liabilities

Exhibit A

ASSIGNMENT AND ASSUMPTION OF CONTRACTS

This Assignment and Assumption of Contracts (this “Assignment”) is entered into as of this         th    day    of                           ,    2024,    between                    and  (collectively, the “Assignor”), each of the entities comprising Assignor being a debtor and debtor in possession under Case No.             in the United States Bankruptcy Court for the Northern District of Ohio (the “Bankruptcy Court”), on the one hand, and                                             , a                     (the “Assignee”), on the other hand, with respect to the following facts and circumstances:

A.

Assignor, as Sellers, and Assignee, as Buyer, have heretofore entered into that certain Asset Purchase Agreement dated January , 2024 (the “Asset Purchase Agreement”). Except for terms specifically defined herein, the capitalized terms used in this Assignment shall have the same meanings as capitalized terms used in the Purchase Agreement.

B.

Pursuant to sections 105, 363 and 365 of the Bankruptcy Code and the Purchase Agreement, Assignor, among other things, agreed to sell, transfer, assign, convey and deliver to Assignee and Assignee has agreed to purchase, acquire and accept from Assignor, upon the terms and conditions set forth in the Asset Purchase Agreement, all of the rights, titles and interests of Assignor in and to the Purchased Assets including, without limitation, the Purchased Contracts, free and clear of all liens (other than Permitted Liens and Assumed Liabilities).

C.

On March , 2024, the Bankruptcy Court entered an order (the “Sale Order”) approving the sale of substantially all of Assignor’s assets to Assignee, including the assumption and assignment of the Executory Contracts listed on Exhibit 1 attached hereto (collectively, the “Assigned Contracts”).

D.	Assignee is obligated to pay all of the Cure Costs related the Assigned Contracts in accordance with the Purchase Agreement and Sale Order.

E.

Concurrently with the mutual execution and delivery of this Assignment, Assignor and Assignee are consummating the transactions contemplated by the Asset Purchase Agreement. Assignor and Assignee are executing and delivering this Assignment in satisfaction of their respective obligations pursuant to Section 3.1.1 of the Asset Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which Assignor and Assignee hereby acknowledge, Assignor and Assignee hereby agree as follows:

1.	Assignment. Effective as of the Closing Date, Assignor hereby assigns to Assignee all of its right, title and interest in and to the Assigned Contracts.

2.

Assumption. Effective as of the Closing Date, Assignee hereby accepts the foregoing assignment, and assumes and agrees to be bound by the terms and provisions of the Assigned Contracts and to faithfully perform all of Assignor’s obligations thereunder to be performed from and after the Closing Date as though Assignee had been the original contracting Party thereunder.

3.

Attorneys’ Fees. In the event that any Party hereto brings and action or other proceeding to enforce or interpret the terms and provisions of this Assignment, the prevailing Party in that action or proceeding shall be entitled to have and recover from the non-prevailing Party therein all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing Party may suffer or incur in the pursuit or defense of such action or proceeding.

4.	Amendments. This Assignment may only be amended by a writing signed by both Assignor and Assignee.

5.

Execution in Counterparts. This Assignment may be executed in counterparts and delivered by the exchange of email, facsimile or other electronic signature pages; provided, however, that if the Parties exchange email, facsimile or electronic signature pages, each of them agrees to provide the other with a copy of this Assignment bearing their original signature promptly thereafter.

6.

Delivery Pursuant to Asset Purchase Agreement. Notwithstanding anything to the contrary herein, Assignor and Assignee are executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Purchase.

7.

Governing Law. This Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the state of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction).

[Signature page follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the day and year first set forth above.

ASSIGNOR:

, a

By:
Name:
Its:

, a

By:
Name:
Its:

ASSIGNEE:

, a

By:
Name:
Its:

Exhibit B

BILL OF SALE AND ASSIGNMENT

Pursuant to Section 3.3.2 of that  certain Asset  Purchase  Agreement  dated January                                                                                                                                                                                                                                        , 2024  (the  “Asset  Purchase  Agreement”),  by   and  between                                                                                                                    ,  a (“Buyer”),      on      the      one      hand,                                     and  (the “Sellers”), each of the entities comprising Sellers being a debtor and debtor in possession under Case No.           in the United States Bankruptcy Court for the Northern District of Ohio (the “Bankruptcy Court”), on the other hand, and pursuant to the Bankruptcy Court’s order approving the sale of substantially all of Sellers’ assets, and for good and valuable consideration, the receipt and sufficiency of which Buyer hereby expressly acknowledges, Sellers, each as to their respective interest therein, hereby sells, transfers, assigns and delivers to Buyer all of Sellers’ right, title and interest in and to the Purchased Assets.

Except for terms specifically defined in this Bill of Sale, all capitalized terms used in herein shall have the same meanings as such terms have when utilized in the Asset Purchase Agreement.

Sellers covenant and agree to execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably request to more effectively transfer and assign to and vest in Buyer each of the Personal Property and Assignment Property; provided that nothing herein shall be deemed to require Sellers to execute or deliver any such further document or instrument or take any such action to the extent that the same could in any material way increase the burdens, obligations or liabilities otherwise imposed upon Sellers by this Agreement.

Notwithstanding anything to the contrary herein, Sellers are executing and delivering this Bill of Sale and Assignment in accordance with and subject to all of the terms and provisions of the Asset Purchase Agreement.

[Signature page follows]

IN WITNESS WHEREOF, Sellers have caused this Bill of Sale and Assignment to be executed as of the       day of          _, 2024.

SELLERS:

, a

By:
Name:
Its:

, a

By:
Name:
Its:

Exhibit C

ASSIGNMENT OF INTELLECTUAL PROPERTY

 and                                      (collectively, the “Assignor”), each of the entities comprising Assignor being a Debtor and Debtor in Possession under Case No.                      in the United States Bankruptcy Court for the Northern District of Ohio are executing this Assignment of Intangible Property (the “Assignment”) in favor of

  (the “Assignee”), with respect to the following facts and circumstances:

(A)

Assignor and Assignee have heretofore entered into that certain Asset Purchase Agreement dated January , 2024 (the “Asset Purchase Agreement”). Except for terms specifically defined in this Assignment, the capitalized terms used in this Assignment shall have the same meanings as such terms when used in the Asset Purchase Agreement.

(B)

Pursuant to sections 105, 363 and 365 of the Bankruptcy Code and the Asset Purchase Agreement, Assignor, among other things, agreed to sell, transfer, assign, convey and deliver to Assignee and Assignee has agreed to purchase, acquire and accept from Assignor, upon the terms and conditions set forth in the Asset Purchase Agreement, all of the rights, titles and interests of Assignor in and to the Purchased Assets.

(C)

On March , 2024, the Bankruptcy Court entered an order (the “Sale Order”) approving the sale of substantially all of Assignor’s assets to Assignee in accordance with the Asset Purchase Agreement and Sale Order.

(D)

Concurrently with the execution and delivery of this Assignment, Assignor and Assignee are consummating the transactions contemplated by the Asset Purchase Agreement. Pursuant to Section 3.3.3 of the Asset Purchase Agreement, Assignor is required to execute and deliver this Assignment at the Closing.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, Seller hereby irrevocably conveys, transfers, and assigns to Buyer all of Seller’s right, title, and interest in and to the following (the “Assigned IP”):

(a)

the patents and patent applications set forth on Schedule 1.1.4(a) hereto and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations, and renewals thereof (the “Patents”) and any other patents and patent applications owned in whole or in part by any of Sellers at the time of the Closing;

(b)

the trademark registrations and applications set forth on Schedule 1.1.4(b) hereto and all issuances, extensions, and renewals thereof (the “Trademarks”) and any other trademark registrations and applications owned in whole or in part by any of Sellers at the time of the Closing, together with the goodwill of the business connected with the use of, and symbolized by, the Trademarks; provided that, with respect to the United States intent-to-use trademark applications set forth on Schedule 2 hereto, the transfer of such applications accompanies, pursuant to the Asset Purchase Agreement, the transfer of Seller’s business, or that portion of the business to which the trademark pertains, and that business is ongoing and existing;

(c)

the copyright registrations and applications for registration set forth on Schedule 1.1.4(c) hereto and all issuances, extensions, and renewals thereof (the “Copyrights”) and any other copyright registrations and applications for registration owned in whole or in part by any of Sellers at the time of the Closing;

(d)

all rights of any kind whatsoever of Seller accruing under any of the foregoing provided by applicable law of any jurisdiction, by international treaties and conventions, and otherwise throughout the world;

(e)	any and all royalties, fees, income, payments, and other proceeds now or hereafter due or payable with respect to any and all of the foregoing; and

(f)

any and all claims and causes of action with respect to any of the foregoing, whether accruing before, on, or after the date hereof, including all rights to and claims for damages, restitution, and injunctive and other legal and equitable relief for past, present, and future infringement, dilution, misappropriation, violation, misuse, breach, or default, with the right but no obligation to sue for such legal and equitable relief and to collect, or otherwise recover, any such damages.

Seller hereby authorizes the Commissioner for Patents and the Commissioner for Trademarks in the United States Patent and Trademark Office, and the Register of Copyrights in the United States Copyright Office, and the officials of corresponding entities or agencies in any applicable jurisdictions to record and register this IP Assignment upon request by Buyer. Following the date hereof, upon Buyer’s reasonable request, Seller shall take such steps and actions, and provide such cooperation and assistance to Buyer and its successors, assigns, and legal representatives, including the execution and delivery of any affidavits, declarations, oaths, exhibits, assignments, powers of attorney, or other documents, as may be reasonably necessary to effect, evidence, or perfect the assignment of the Assigned IP to Buyer, or any assignee or successor thereto.

The parties hereto acknowledge and agree that this IP Assignment is entered into pursuant to the Asset Purchase Agreement, to which reference is made for a further statement of the rights and obligations of Seller and Buyer with respect to the Assigned IP. The representations, warranties, covenants, agreements, and indemnities contained in the Asset Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Asset Purchase Agreement and the terms hereof, the terms of the Asset Purchase Agreement shall govern. Notwithstanding anything to the contrary herein, the entities comprising Assignor are executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Asset Purchase Agreement (including, without limitation, the acknowledgement and disclaimer set forth in Section 7 thereof).

In the event that Assignor or Assignee brings an action or other proceeding to enforce or interpret the terms and provisions of this Assignment, the prevailing Party (ies) in that action or proceeding shall be entitled to have and recover from the non-prevailing Party (ies) all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing Party (ies) may suffer or incur in the pursuit or defense of such action or proceeding.

This IP Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed one and the same agreement. A signed copy of this IP Assignment delivered by the exchange of email, facsimile or other electronic signature pages shall be deemed to have the same legal effect as delivery of an original signed copy of this IP Assignment.

This IP Assignment shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

This IP Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this IP Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the state of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction).

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the        day of , 2024.

ASSIGNOR:

, a

By:
Name:
Its:

, a

By:
Name:
Its:

ASSIGNEE:

, a

By:
Name:
Its:

Exhibit D

RELEASE

As of [date], each of Athersys, Inc., ABT Holding Company, Advanced Biotherapeutics, Inc., ReGenesys, LLC, and ReGenesys BVBA and each of their respective bankruptcy estates (“Releasing Parties”), on behalf of itself and its parents, subsidiaries, affiliates, agents, representatives, directors, employees, attorneys, advisors, insurers, licensees, sublicensees, successors and assigns, hereby irrevocably releases and forever discharges                                                                                                                and its parents, subsidiaries, affiliates, agents, representatives, directors, employees, attorneys, advisors, insurers, licensees, sublicensees, successors and assigns (“Released Parties”) of and from any and all claims, counterclaims, demands, actions, causes of action, damages, liabilities, losses, payments, obligations, costs and expenses (including, without limitation, attorneys’ fees and costs) of any kind or nature, past, present or future, fixed or contingent, direct or indirect, in law or equity, several or otherwise, known or unknown, suspected or unsuspected, whether pre-bankruptcy of post-bankruptcy, that arise from or relate in any way to any act prior to the Closing Date of the Asset Purchase Agreement dated January , 2024 (the “Asset Purchase Agreement”); provided that such release shall not be deemed to provide any releases of the Released Parties from any claims based on breaches of the Asset Purchase Agreement or the Debtor-in-Possession Credit Agreement, dated January , 2024. The foregoing release is expressly intended to cover and include, without limitation, all claims, past, present or future, known or unknown, suspected or unsuspected, which can or may ever be asserted by successors or otherwise, as the result of the matters herein released, or the effects or consequences thereof.

Each Releasing Party, on behalf of itself and its parents, subsidiaries, affiliates, agents, representatives, directors, employees, attorneys, advisors, insurers, licensees, sublicensees, successors and assigns, hereby irrevocably and forever waives all rights it may have arising under California Civil Code Section 1542 (or any analogous requirement of law) with respect to the foregoing release. Each Releasing Party understands that Section 1542 provides that:

A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Each Releasing Party acknowledges that it has been fully informed by its counsel concerning the effect and import of this Agreement under California Civil Code Section 1542 and other requirements of law.

[Signature page follows]

IN WITNESS WHEREOF, the Releasing Parties have executed this Release as of the day and year first set forth above.

SELLERS:

Athersys, Inc.

By:

Name:

Title:

ABT Holding Company

By:

Name:

Title:

Advanced Biotherapeutics, Inc.

By:

Name:

Title:

ReGenesys BVBA

By:

Name:

Title:

ReGenesys, LLC

By:

Name:

Title:

Exhibit E

ASSIGNMENT OF INTANGIBLE PROPERTY

                                     and                                      (collectively, the “Assignor”), each of the entities comprising Assignor being a Debtor and Debtor in Possession under Case No.                      in the United States Bankruptcy Court for the Northern District of Ohio are executing this Assignment of Intangible Property (the “Assignment”) in favor of

  (the “Assignee”), with respect to the following facts and circumstances:

(A)

Assignor and Assignee have heretofore entered into that certain Asset Purchase Agreement dated January , 2024 (the “Asset Purchase Agreement”). Except for terms specifically defined in this Assignment, the capitalized terms used in this Assignment shall have the same meanings as such terms when used in the Asset Purchase Agreement.

(B)

Pursuant to sections 105, 363 and 365 of the Bankruptcy Code and the Asset Purchase Agreement, Assignor, among other things, agreed to sell, transfer, assign, convey and deliver to Assignee and Assignee has agreed to purchase, acquire and accept from Assignor, upon the terms and conditions set forth in the Asset Purchase Agreement, all of the rights, titles and interests of Assignor in and to the Purchased Assets.

(C)

On March , 2024, the Bankruptcy Court entered an order (the “Sale Order”) approving the sale of substantially all of Assignor’s assets to Assignee in accordance with the Asset Purchase Agreement and Sale Order.

(B)	Concurrently with the execution and delivery of this Assignment, Assignor and Assignee are consummating the transactions contemplated by the Asset Purchase Agreement. Pursuant to Section 3.3.4 of the Asset Purchase Agreement, Assignor is required to execute and deliver this Assignment at the Closing.

NOW, THEREFORE, FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which Assignor hereby expressly acknowledges, each entity comprising Assignor, as to itself, hereby assigns, conveys, transfers and sets over unto Assignee, all of its right, title and interest, if any, in and to all Intangible Property, including without limitation any Intellectual Property not otherwise assigned. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of Assignor and Assignee.

Notwithstanding anything to the contrary herein, the entities comprising Assignor are executing and delivering this Assignment in accordance with and subject to all of the terms and provisions of the Asset Purchase Agreement (including, without limitation, the acknowledgement and disclaimer set forth in Section 7 thereof).

In the event that Assignor or Assignee brings an action or other proceeding to enforce or interpret the terms and provisions of this Assignment, the prevailing Party(ies) in that action or proceeding shall be entitled to have and recover from the non-prevailing Party(ies) all such fees,costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing Party(ies) may suffer or incur in the pursuit or defense of such action or proceeding.

This Assignment and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the state of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction).

IN WITNESS WHEREOF, Assignor and Assignee have executed this Assignment as of the       day of                                        _, 2024.

ASSIGNOR:

SELLERS:

, a

By:
Name:
Its:

, a

By:
Name:
Its:

ASSIGNEE:

, a

By:
Name:
Its:

Exhibit F

ASSUMPTION AGREEMENT

This Assumption Agreement (this “Assumption”) is entered into as of this                                                                                                                                   day of                                    , 2024, by                                     , a                                    (the “Buyer”) in favor  of  and                                   (collectively, the “Sellers”), each of the entities comprising Sellers being a Debtor and Debtor in Possession under Case No.                   in the United States Bankruptcy Court for the Northern District of Ohio.

A.	Sellers and Buyer have heretofore entered into that certain Asset Purchase Agreement dated , 2024 (the “Asset Purchase Agreement”). Except for terms specifically defined herein, the capitalized terms used in this Assumption shall have the same meanings as capitalized terms used in the Asset Purchase Agreement.

B.	Pursuant to sections 105, 363 and 365 of the Bankruptcy Code and the Asset Purchase Agreement, Sellers, among other things, agreed to sell, transfer, assign, convey and deliver to Buyer and Buyer has agreed to purchase, acquire and accept from Sellers, upon the terms and conditions set forth in the Asset Purchase Agreement, all of the rights, titles and interests of Sellers in and to the Purchased Assets.

C.

On March , 2024, the Bankruptcy Court entered an order (the “Sale Order”) approving the sale of substantially all of Sellers’ assets to Buyer in accordance with the Asset Purchase Agreement and Sale Order.

Concurrently with the execution and delivery of this Assumption, Buyer and Sellers are consummating the transactions contemplated by the Asset Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which Buyer hereby acknowledges, Buyer hereby agrees as follows:

1.	Assumption. Effective as of the Closing Date, Buyer hereby assumes and agrees fully and faithfully to perform all of the Assumed Liabilities.

2.

Attorneys’ Fees. In the event that any Party(ies) hereto brings an action or other proceeding to enforce or interpret the terms and provisions of this Assumption, the prevailing Party(ies) in that action or proceeding shall be entitled to have and recover from the non-prevailing Party(ies) therein all such fees, costs and expenses (including, without limitation, all court costs and reasonable attorneys’ fees) as the prevailing Party(ies) may suffer or incur in the pursuit or defense of such action or proceeding.

3.	Amendments. This Assumption may only be amended by a writing signed by both Buyer and Sellers.

4.

Governing Law. This Assumption and any claim, controversy, dispute, or cause of action (whether in contract, tort, or otherwise) based upon, arising out of, or relating to this IP Assignment and the transactions contemplated hereby shall be governed by, and construed in accordance with, the laws of the United States and the state of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction).

5.

Execution in Counterparts. This Assumption may be executed in counterparts and delivered by the exchange of email, facsimile or other electronic signature pages; provided, however, that if the parties exchange email, facsimile or other electronic signature pages, each of them agrees to provide the other with a copy of this Assumption bearing their original signature promptly thereafter.

[Signature page follows]

IN WITNESS WHEREOF, Buyer has executed this Assumption as of the day and year first set forth above.

BUYER:

, a

By:
Name:
Its:

SELLERS:

, a

By:
Name:
Its:
, a

By:
Name:
Its: